Exhibit 10.2

                     SETTLEMENT AGREEMENT AND CLAIM RELEASE

         THIS SETTLEMENT AGREEMENT AND CLAIM RELEASE is made as of this 3rd day of October, 1997, by and between SBM Company (now known as 1150 Liquidating Corporation) (hereinafter referred to as "SBM"), Nutmeg Insurance Company (hereinafter referred to as "Nutmeg"), and Pacific Insurance Company (hereinafter referred to as "Pacific"), as follows:

                                   WITNESSETH

         WHEREAS, Nutmeg issued Corporate Fiduciary Liability Insurance Policy No. QV0000011 to SBM for the period from July 26, 1994 to July 26, 1995, specifying limits of liability of $3,000,000 per claim and in the aggregate for all claims first made against the insureds during the policy period, subject to a $5,000 deductible per claim (hereinafter referred to as the "Nutmeg Policy"); and

         WHEREAS, SBM sponsored two employee retirement plans, being the SBM Company Thrift Plan and the SBM Company Profit Sharing Stock Plan (hereinafter referred to collectively as the "Plans"), with Firstar Trust Company of Minnesota (hereinafter referred to as "Firstar") acting as trustee of the two Plans; and

         WHEREAS, SBM and Firstar were parties to a Stock Agreement dated September 1, 1993, which allowed Firstar to "put" shares of SBM stock held by the Plans back to SBM at a price established by a formula in the Stock Agreement; and

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         WHEREAS, on January 30, 1995, Firstar attempted to "put" all of the SBM stock held by the Plans back to SBM at a specified price, which put and price
SBM disputed; and

         WHEREAS, on or about February 28, 1995, SBM commenced a civil action for declaratory judgment with respect to the issue of the "put" of the SBM stock held by the Plans entitled SBM COMPANY V. FIRSTAR TRUST COMPANY OF MINNESOTA, ET AL., venued in Hennepin County District Court for the State of Minnesota as File No. CT-95-003703 (hereinafter referred to as the "Firstar Litigation"); and

         WHEREAS, on March 27, 1995, Firstar filed an Answer and Counterclaim against SBM in the Firstar Litigation; the Counterclaim alleged breach of the terms of the Stock Agreement, estoppel, breach of fiduciary duty under the Employee Retirement Income Security Act of 1974 (hereinafter referred to as "ERISA") and "other breach of fiduciary duty" (hereinafter referred to as the "Counterclaim"); and

         WHEREAS, the Counterclaim was reported to Nutmeg with a request for coverage as to same under the Nutmeg Policy; and

         WHEREAS, Nutmeg denied coverage under the Nutmeg Policy with respect to the Counterclaim; and

         WHEREAS, Pacific issued Corporate Fiduciary Liability Insurance Policy No. TV0000170 to SBM (hereinafter referred to as "Pacific Policy") which replaced the Nutmeg Policy at the end of its policy period; and

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         WHEREAS, by letter dated June 5, 1996, the United States Department of
Labor (hereinafter referred to as "DOL") notified SBM of an investigation relating to the Plans (EIN/PN: 41-0557530; Case No. 60-95129); and by letter dated September 23, 1996, the United States Internal Revenue Service (hereinafter referred to as "IRS") notified SBM of an investigation relating to the Plans (EP 7105) (collectively referred to herein as the "DOL and IRS Investigations"); and

         WHEREAS, in 1996 SBM made claims for coverage upon Nutmeg and Pacific with respect to claims arising out of the DOL and IRS Investigations; claims which were denied by Nutmeg and Pacific; and

         WHEREAS, SBM has negotiated a settlement of the Firstar Litigation including the Counterclaim, which settlement will become effective on November 21, 1997 in the event no appeal is taken from the Court's judgment approving the settlement in the Firstar Litigation by that date (hereinafter referred to as the "Judgment"); and

         WHEREAS, in conjunction with the settlement of the Firstar Litigation, both the DOL and the IRS concluded their respective investigations and issued letters of case closing stating that no further enforcement action would be taken; and

         WHEREAS, SBM, Nutmeg and Pacific have, by virtue of discussions and negotiations, agreed to resolve their differences, without waiving their relative positions, but in the interests of avoiding time-consuming and expensive litigation;

         NOW THEREFORE, it is mutually understood and agreed by and between the parties to this Settlement Agreement and Claim Release as follows:

         1. This Settlement Agreement and Claim Release shall be unenforceable and of no force and effect until such time as the time for filing an appeal from the Judgment in the Firstar Litigation has expired (namely, November 21, 1997) and no appeal has been filed within that time. Upon the expiration of that time period with no appeal having been filed, this Settlement Agreement and Claim Release shall become legally binding upon and enforceable against the parties hereto.

         2. Nutmeg and Pacific agree jointly, without waiving, modifying, altering, or changing in any way their rights under the terms, covenants, conditions, exclusions, provisions, additions and endorsements to the Nutmeg Policy and the Pacific Policy to pay to SBM the total sum of Three Hundred Forty Thousand Dollars ($340,000.00), in full and complete satisfaction of any and all obligations Nutmeg and Pacific shall or may have under or pursuant to the Nutmeg Policy and the Pacific Policy with respect to the Counterclaim or any claims arising out of or related to the Counterclaim, including but not limited to any direct claims, cross-claims or third-party claims, and the DOL and IRS Investigations. The $340,000.00 payment shall be made at the time the settlement payments in the Firstar Litigation are due; that is, assuming the Judgment is not appealed by November 21, 1997, payment of the $340,000.00 shall be made no later than December 5, 1997.

         3. In consideration of the payment described in numbered Paragraph 2 above, and for other good and valuable consideration, SBM, for itself, its partners, shareholders,

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principals, attorneys and their heirs, executors, administrators, successors and assigns, hereby releases, acquits and discharges Nutmeg and Pacific and their partners, principals, shareholders, directors, officers, attorneys, employees and other insurers, agents, representatives, parents, subsidiaries, affiliates, divisions, predecessors or successors, partnerships or corporations, heirs, executors, administrators and assigns, from any and all liability, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty, or equity arising out of, or in any way connected with or related to coverage under the Nutmeg Policy and/or the Pacific Policy with respect to the Counterclaim, including, but not limited to, all legal fees and costs that the parties may have incurred through the conclusion of all proceedings in, relating to, or arising from the Counterclaim, and the DOL and IRS Investigations.

         4. For good and valuable consideration, Nutmeg and Pacific, and each of them, their respective insurers, agents, representatives, parents, subsidiaries, affiliates, divisions, predecessors or successors, partnerships or corporations, heirs, executors, administrators and assigns, attorneys and their heirs, executors, administrators, successors and assigns, hereby release, acquit and discharge SBM and its partners, principals, shareholders, directors, officers, attorneys, employees and other insurers, agents, representatives, parents, subsidiaries, affiliates, divisions, predecessors or successors, partnerships or corporations, heirs, executors, administrators and assigns, from any and all liability, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty, or equity arising out of, or in any way connected with or related to coverage under the Nutmeg Policy and/or the Pacific Policy with respect to the Counterclaim, including, but not limited to, all legal fees and costs that the parties may have incurred through the conclusion of all proceedings in, relating to, or arising from the Counterclaim, and the DOL and IRS Investigations.

         5. This Settlement Agreement and Claim Release is intended to and does finally and fully terminate and dispose of all claims and causes of action which have or may be asserted by SBM, Nutmeg and Pacific, and each of them, and anyone acting through, for, or on behalf of any one of them, as against the others with respect to the Counterclaim, including all legal fees and costs that the party may have incurred therein, or in any proceeding for, based upon, or arising out of the Counterclaim. No rights or claims or interest asserted or which may have been asserted by the parties against the others with respect to the Counterclaim shall survive the execution of this Settlement Agreement and Claim Release. All such rights, claims, causes of action and interest are merged into this Settlement Agreement and Claim Release.

         6. It is expressly understood and agreed to among the parties that nothing in this Settlement Agreement and Claim Release shall preclude or limit SBM or any other insured under the Nutmeg Policy and/or Pacific Policy from seeking further coverage from Nutmeg and/or Pacific in the event the DOL and/or the IRS reverse their position and make claims against SBM or any other insured upon or relating to the allegations they have previously made against SBM. But any coverage for such claims shall only relate to any sums incurred after the reversal of position by the DOL and/or IRS. Similarly, Nutmeg and Pacific shall retain the right to assert all appropriate and applicable coverage defenses, insofar as this Settlement Agreement and Claim Release will not waive such rights.

         7. This Settlement Agreement and Claim Release represents the entire understanding between the parties with respect to the Counterclaim. This Settlement Agreement and Claim Release can only be modified by a writing signed by all parties hereto and the provisions contained herein cannot be orally waived or modified.

         8. This Settlement Agreement and Claim Release shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

         9. This Settlement Agreement and Claim Release shall inure to the benefit of, and shall be binding upon, each of the parties and their respective directors, officers, parents, subsidiaries, affiliates, attorneys, agents, employees, representatives, successors, heirs and assigns.

         10. The parties hereto represent, warrant and covenant that they have read this Settlement Agreement and Claim Release, that they have consulted with their respective attorneys concerning its contents and consequences and that the Settlement Agreement and Claim Release has been executed voluntarily by them.

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         11. This Settlement Agreement and Claim Release may be executed in two or more counterparts and in both original form and one or more copies, each of which shall be deemed an original but all of which shall constitute one and the same written instrument.

         12. The parties who hereunto affix their signatures expressly state that they are authorized to enter into this Settlement Agreement and Claim Release on behalf of their respective parties to the Agreement.

         IN WITNESS WHEREOF, the parties have hereunto set their signatures.

                                        SBM COMPANY, NOW KNOWN AS
                                        1150 LIQUIDATING CORPORATION


                                        By:      /s/ Charles A. Geer
                                                 -----------------------------
                                                 An Authorized Representative



                                                 NUTMEG INSURANCE COMPANY


                                        By:      /s/ Steven J. Lovell
                                                 -----------------------------
                                                 An Authorized Representative



                                                 PACIFIC INSURANCE COMPANY


                                        By:      /s/ Steven J. Lovell
                                                 -----------------------------
                                                 An Authorized Representative